Exhibit 99.1

Citizens Financial Group, Inc. Reports First Quarter Net Income of $209 Million;

Diluted EPS of $0.38, Up 27 Percent from First Quarter 2014

First quarter 2015 Adjusted net income, excluding net restructuring charges and special items,

of $215 million, or $0.39 diluted EPS*, up 30 percent from first quarter 2014

First quarter 2015 Adjusted ROTCE* of 6.7% compared with 5.2% in first quarter 2014

PROVIDENCE, RI (April 22, 2015) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported first quarter net income of $209 million, or $0.38 per diluted common share, which were up 26% and 27%, respectively, from $166 million, or $0.30 per diluted common share in first quarter 2014. First quarter 2015 results were up 6% from fourth quarter 2014 net income of $197 million, or $0.36 per diluted common share. First quarter 2015 results were reduced by $0.01 per diluted common share related to net restructuring charges and special items, versus $0.03 in fourth quarter 2014 as detailed in the Discussion of Results portion of this release. First quarter 2015 Adjusted diluted EPS* of $0.39 compares with $0.30 in the first quarter 2014 and $0.39 in the fourth quarter 2014.

Bruce Van Saun, Chairman and Chief Executive Officer commented, “We are off to a solid start to 2015. We are executing well on our strategy, and our financial performance continues to meet expectations. During the quarter we were very pleased to announce two key leadership additions to the team - Eric Aboaf as Chief Financial Officer, and Don McCree as Vice Chairman and Head of Commercial Banking. We also had a successful CCAR result and supported the successful secondary offering of our common stock which, combined with our April share repurchase, reduced the Royal Bank of Scotland Group’s ownership level to 41%.” Van Saun added, “We continue to set ambitious goals for ourselves, and remain focused on execution and improving how the bank is operating.”

Return on Average Tangible Common Equity* (“ROTCE”) was 6.5% in first quarter 2015 compared to 6.1% in fourth quarter 2014 and 5.2% in first quarter 2014. Adjusted ROTCE* for first quarter 2015 was 6.7% compared to 6.8% for fourth quarter 2014 and 5.2% in first quarter 2014.

Citizens also announced that its board of directors declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on May 19, 2015 to shareholders of record at the close of business on May 5, 2015.

Key Highlights

First Quarter 2015 vs. Fourth Quarter 2014

•	First quarter highlights include 2% average loan growth, continued strong credit quality, good expense discipline and the impact of seasonality on revenues.

Results

•	Net interest income of $836 million was down modestly, reflecting the impact of fewer days in the quarter.

•	Net interest margin remained relatively stable at 2.77%, down three basis points from fourth quarter 2014.

•	Noninterest income of $347 million increased $8 million, driven by gains on the sale of mortgage loans and investment securities, which more than offset seasonally lower noninterest income.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. All references to “Adjusted” results exclude restructuring charges and special items.

Citizens Financial Group, Inc.

•	Adjusted noninterest expense* of $800 million rose $9 million, largely due to seasonally higher payroll taxes and incentive compensation.

•	Adjusted efficiency ratio* of 68% compared to 67% in fourth quarter 2014.

•	Provision for credit losses of $58 million decreased $14 million, primarily due to an increase in commercial real estate recoveries.

Balance Sheet

•	Average interest earning assets increased $2.6 billion, or 2%, driven by strength in commercial, auto, student, and mortgage loans.

•	Average deposits increased $848 million, or 1%, driven by growth in most deposit categories.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases remained relatively stable at 1.20%. Allowance coverage of NPLs was relatively stable at 106% in first quarter 2015 compared to 109% in fourth quarter 2014.

•	Capital strength remained robust with a common equity Tier 1 (“CET1”) risk-based capital ratio of 12.2%.

•	Supported largest ever U.S. commercial bank first follow-on offering, selling 155 million shares of common stock, valued at $3.7 billion.

First Quarter 2015 vs. First Quarter 2014

•	Total Revenue of $1.2 billion up $17 million despite an estimated $25 million reduction related to the Chicago Divestiture and a $17 million reduction in securities gains.

•	Adjusted noninterest expense* of $800 million decreased $10 million driven by the estimated impact of the Chicago Divestiture.

•	Adjusted net income* of $215 million increased $49 million, or 30%.

•	Adjusted ROTCE* of 6.7% improved 149 basis points.

•	Total assets increased 8%, driven by loan and lease growth of 9%.

Update on Plan Execution

•	Continued progress on initiatives to drive growth and enhance efficiency:

•	Consumer Banking – Continued loan growth, sales force expansion in mortgage and wealth, household growth and new product rollout in student lending and card.

•	Commercial Banking – Growth in targeted business areas supported by continued additions in relationship managers and product capabilities.

•	Expense initiatives - Delivering against milestones with 32% of targeted efficiency initiative savings achieved by end of 1Q15; remain on track to reach our savings target of $200 million by end 2016.

•	In early April completed $250 million preferred stock issuance and 10.5 million common stock share repurchase, further reducing The Royal Bank of Scotland Group plc’s (“RBS”) ownership interest to 40.8%.

Citizens Financial Group, Inc.

Earnings highlights				1Q15 change from
($s in millions, except per share data)	1Q15	4Q14	1Q14	4Q14			1Q14
Net interest income	$836	$840	$808	$(4)		—%	$28		3%
Noninterest income	347	339	358	8		2	(11)		(3)
Total revenue	1,183	1,179	1,166	4		—	17		1
Noninterest expense	810	824	810	(14)		(2)	—		—
Pre-provision profit	373	355	356	18		5	17		5
Provision for credit losses	58	72	121	(14)		(19)	(63)		(52)
Net income	$209	$197	$166	$12		6%	$43		26%
After-tax restructuring charges and special items	(6)	(20)	—	(14)		(70)	(6)		NM

Net income, excluding restructuring charges and special items*	$215	$217	$166	$(2)		(1)%	$49		30%

Average common shares outstanding
Basic (in millions)	546.3	546.8	560.0	(1)		—%	(14)		(2)%
Diluted (in millions)	549.8	550.7	560.0	(1)		—%	(10)		(2)%
Diluted earnings per share	$0.38	$0.36	$0.30	$0.02		6%	$0.08		27%
Diluted earnings per share, excluding restructuring charges and special items*	$0.39	$0.39	$0.30	$—		—%	$0.09		30%

Financial ratios
Net interest margin	2.77%	2.80%	2.89%	(3	)bps		(12	)bps
Noninterest income as a % of total revenue	29.3	28.8	30.7	58	bps		(137	)bps
Effective income tax rate	33.7	30.6	29.5	312	bps		423	bps
Efficiency ratio*	68	70	69	(139	)bps		(94	)bps
Efficiency ratio, excluding restructuring charges and special items*	68	67	69	54	bps		(178	)bps
Return on average tangible common equity*	6.5	6.1	5.2	41	bps		129	bps
Return on average tangible common equity excluding restructuring charges and special items*	6.7	6.8	5.2	(3	)bps		149	bps
Return on average common equity	4.4	4.1	3.5	30	bps		88	bps
Return on average total assets	0.6	0.6	0.5	3	bps		9	bps
Return on average total tangible assets*	0.7%	0.6%	0.6%	4	bps		10	bps

Capital adequacy(1)(2)
Common equity tier 1 risk-based capital ratio (3)	12.2%	12.4%	13.4%
Total risk-based capital ratio	15.5	15.8	16.0
Tier 1 leverage ratio	10.5%	10.6%	11.4%

Asset quality(2)
Total non performing loans and leases as a % of total loans and leases	1.20%	1.18%	1.57%	2	bps		(37	)bps
Allowance for loan and lease losses as a % of loans and leases	1.27	1.28	1.45	(1	)bps		(18	)bps
Allowance for loan and lease losses as a % of non performing loans and leases	106%	109%	92%	(276	)bps		1,341	bps
Net charge-offs as a % of average loans and leases	0.23	0.35	0.41	(12	)bps		(18	)bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Capital adequacy and asset quality ratios calculated on a period-end basis, except net charge-offs.
[3]	CET1 capital under Basel III replaced Tier 1 common capital under Basel I effective January 1, 2015.

Citizens Financial Group, Inc.

Discussion of Results:

First quarter 2015 results were reduced by a net $6 million after-tax, or $0.01 per diluted share, of restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies, as well as rebranding and separation from RBS. Fourth quarter 2014 results were reduced by a net $20 million after-tax, or $0.03 per diluted share, of restructuring charges and special items.

Restructuring charges and special items				1Q15 change from
($s in millions, except per share data)	1Q15	4Q14	1Q14	4Q14		1Q14
Pre-tax restructuring charges and special items	$10	$33	$—	$(23)	(70)%	$10	NM

After-tax restructuring charges and special items	$6	$20	$—	$(14)	(70)%	$6	NM

Diluted EPS impact	$(0.01)	$(0.03)	$—	$0.02	(67)%	$(0.01)	NM

Adjusted results *				1Q15 change from
($ s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
Net interest income	$836	$840	$808	$(4)	—%	$28	3%
Noninterest income	347	339	358	8	2	(11)	(3)

Total revenue	1,183	1,179	1,166	4	—	17	1
Adjusted noninterest expense *	800	791	810	9	1	(10)	(1)

Adjusted pre-provision profit *	383	388	356	(5)	(1)	27	8
Provision for credit losses	58	72	121	(14)	(19)	(63)	(52)

Adjusted pretax income *	325	316	235	9	3	90	38
Adjusted income tax expense *	110	99	69	11	11	41	59

Adjusted net income *	$215	$217	$166	$(2)	(1)%	$49	30%

First quarter 2015 Adjusted net income* of $215 million was broadly stable compared to fourth quarter 2014, reflecting lower provision for credit losses and improved revenue, partially offset by seasonally higher noninterest expense and an increase in the tax rate tied to a low-income housing portfolio accounting change. Adjusted pre-provision profit* decreased $5 million from fourth quarter 2014 as a $9 million increase in Adjusted noninterest expense* was partially offset by a $4 million increase in total revenue.

Compared to the first quarter 2014, Adjusted net income* increased $49 million, or 30%, from $166 million in first quarter 2014, driven by a $63 million decrease in provision expense related to continued improvement in credit quality. Adjusted pre-provision profit* increased $27 million from first quarter 2014 as growth in net interest income and mortgage banking fees was partially offset by lower securities gains, leasing income, and service charges and fees.

Comparisons to first quarter 2014 results were impacted by the second quarter 2014 Chicago Divestiture, which reduced quarterly results by the following estimated amounts: $13 million in net interest income, $12 million in noninterest income and $21 million in noninterest expense.

Citizens Financial Group, Inc.

Net interest income				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14			1Q14
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$782	$779	$743	$3		—%	$39		5%
Investment securities	159	161	149	(2)		(1)	10		7
Interest-bearing deposits in banks	1	1	1	—		—	—		—

Total interest income	$942	$941	$893	$1		—%	$49		5%

Interest expense:
Deposits and deposits held for sale	$52	$48	$35	$4		8%	$17		49%
Federal funds purchased and securities sold under agreement to repurchase	7	7	15	—		—	(8)		(53)
Other short-term borrowed funds	15	19	19	(4)		(21)	(4)		(21)
Long-term borrowed funds	32	27	16	5		19	16		100

Total interest expense	$106	$101	$85	$5		5%	$21		25%

Net interest income	$836	$840	$808	$(4)		—%	$28		3%

Net interest margin	2.77%	2.80%	2.89%	(3	)bps		(12	)bps

Net interest income of $836 million in first quarter 2015 decreased modestly from fourth quarter 2014, largely as the benefit of a $1.9 billion increase in average loans and leases and a reduction in pay-fixed swap costs was more than offset by the impact of two fewer days in the quarter and increased senior debt and deposit costs.

Net interest margin of 2.77% in first quarter 2015 decreased three basis points from 2.80% in fourth quarter 2014, which included a two basis point non-recurring benefit. First quarter 2015 results reflected the benefit of a reduction in pay-fixed swap costs, which was more than offset by the impact of the persistent low-rate environment on investment portfolio and loan yields, and increased senior debt borrowing costs and higher deposit costs.

Compared to first quarter 2014, net interest income increased $28 million, as the benefit of earning asset growth and a reduction in pay-fixed swap costs was partially offset by continued pressure from the relatively persistent low-rate environment on loan yields and mix, the estimated $13 million effect of the Chicago Divestiture, higher borrowing costs related to debt issuances, and higher deposit costs.

Compared to first quarter 2014, net interest margin decreased 12 basis points given the impact of the continued low-rate environment on loan yields and mix, higher borrowing costs related to the issuance of subordinated debt and senior notes, higher deposit costs, and the impact of the Chicago Divestiture.

Citizens Financial Group, Inc.

Noninterest Income				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
				$	%	$	%
Service charges and fees	$135	$144	$139	$(9)	(6)%	$(4)	(3)%
Card fees	52	58	56	(6)	(10)	(4)	(7)
Trust and investment services fees	36	38	39	(2)	(5)	(3)	(8)
Foreign exchange and trade finance fees	23	25	22	(2)	(8)	1	5
Capital markets fees	22	25	18	(3)	(12)	4	22
Mortgage banking fees	33	16	20	17	106	13	65
Securities gains, net	8	1	25	7	700	(17)	(68)
Other income	38	32	39	6	19	(1)	(3)

Noninterest income	$347	$339	$358	$8	2%	$(11)	(3)%

Noninterest income of $347 million in first quarter 2015 increased $8 million relative to fourth quarter 2014 driven by higher mortgage banking income, securities gains and other income. Service charges and fees decreased $9 million driven by the impact of seasonality as well as customer-behavior trends. Card fees decreased $6 million reflecting seasonality and fewer days in the quarter. Trust and investment services fees decreased $2 million on lower sales activity. Mortgage banking fees increased $17 million reflecting a $10 million gain on the sale of a $273 million portfolio of conforming loans, as well as higher origination volume. Foreign exchange and trade finance fees, and capital markets fees were down from strong fourth quarter levels. Securities gains increased $7 million, as we modestly extended duration in the securities portfolio to help mitigate the impact of lower rates. Other income increased $6 million, largely reflecting a $5 million increase from a low-income housing investment portfolio accounting change, which is offset in income tax expense.

Compared to first quarter 2014, noninterest income decreased $11 million, driven by an estimated $12 million decrease related to the Chicago Divestiture. Noninterest income before the effect of the Chicago Divestiture remained broadly flat, largely as strength in mortgage banking, capital markets and service charges and fees was partially offset by lower securities gains. Excluding both the impact of the Chicago Divestiture and the decrease in securities gains, underlying noninterest income was up 5%. Service charges and fees decreased $4 million as the benefit of underlying growth was more than offset by an estimated $6 million tied to the Chicago Divestiture. Card fees decreased $4 million driven by an estimated $3 million decrease related to the Chicago Divestiture. Trust and investment services fees decreased $3 million reflecting the impact of the Chicago Divesture and a reduction in investment sales. Mortgage banking income increased $13 million, largely reflecting the benefit of the portfolio sale gain. Capital markets fees increased $4 million, reflecting continued progress in building up the scale of the business. Securities gains decreased $17 million. Other income was relatively stable as a decrease from relatively high first quarter 2014 levels was broadly offset by the benefit of the effect of an accounting change related to the low-income housing investment portfolio.

Citizens Financial Group, Inc.

Noninterest expense				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
				$	%	$	%
Salaries and employee benefits	$419	$397	$405	$22	6%	$14	3%
Outside services	79	106	83	(27)	(25)	(4)	(5)
Occupancy	80	81	81	(1)	(1)	(1)	(1)
Equipment expense	63	63	64	—	—	(1)	(2)
Amortization of software	36	43	31	(7)	(16)	5	16
Other operating expense	133	134	146	(1)	(1)	(13)	(9)

Total noninterest expense	$810	$824	$810	$(14)	(2)%	$—	—%
Restructuring charges and special items	10	33	—	(23)	(70)	10	NM

Total noninterest expense, excluding restructuring charges and special items*	$800	$791	$810	$9	1	$(10)	(1)

Noninterest expense of $810 million in first quarter 2015 decreased $14 million from fourth quarter 2014, driven by a $23 million decrease in restructuring charges and special items.

Adjusted noninterest expense* of $800 million increased $9 million from fourth quarter 2014, largely as a seasonal increase in salaries and employee benefits, reflecting higher payroll taxes and higher incentives expense, was partially offset by a sizeable decrease in outside services, while our efficiency initiatives helped to fund continued investments in the businesses to drive future revenue growth.

Compared with the first quarter of 2014, noninterest expense remained stable as the impact of higher salaries and employee benefits expense and amortization of software expense was offset by lower other operating expense, outside services, occupancy and equipment expense, as well as an estimated $21 million decrease related to the Chicago Divestiture. First quarter 2015 results also reflected a $10 million increase in restructuring charges and special items from first quarter 2014.

Adjusted noninterest expense* decreased $10 million compared to first quarter 2014, driven by an estimated $21 million decrease related to the Chicago Divestiture. Reductions in other operating expense and outside services were partially offset by an increase in salaries and employee benefits, and amortization of software.

As expected, the effective tax rate increased to 33.7% in first quarter 2015, compared to 30.6% in fourth quarter 2014, and 29.5% in first quarter 2014. The increase in the rate was largely driven by the effect of an accounting change related to a low-income housing investment portfolio which increased both other income and income tax expense by $5 million in first quarter 2015.

Citizens Financial Group, Inc.

Consumer Banking Segment				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14			1Q14
				$		%	$		%
Net interest income	$533	$536	$537	$(3)		(1)%	$(4)		(1)%
Noninterest income	219	218	219	1		—	—		—

Total revenue	752	754	756	(2)		—	(4)		(1)
Noninterest expense	596	611	638	(15)		(2)	(42)		(7)

Pre-provision profit	156	143	118	13		9	38		32
Provision for credit losses	63	64	70	(1)		(2)	(7)		(10)

Income before income tax expense	93	79	48	14		18	45		94
Income tax expense	32	27	16	5		19	16		100

Net income	$61	$52	$32	$9		17%	$29		91%

Average balances

Total loans and leases (1)	$50,260	$49,351	$46,154	$909		2%	$4,106		9%
Total deposits (1)	67,518	66,374	70,769	1,144		2%	(3,251)		(5)%

Key metrics

ROTCE (2)*	5.3%	4.3%	2.8%	100	bps		249	bps
Efficiency ratio*	79%	81%	84%	(184	)bps		(514	)bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $61 million for first quarter 2015 increased $9 million, or 17%, compared to fourth quarter 2014, as the impact of a seasonal decrease in net interest income was more than offset by lower expenses. Net interest income decreased $3 million, or 1%, from fourth quarter 2014, driven by an estimated $8 million decrease tied to two fewer days in the quarter as well as an increase in deposit costs, which more than offset the benefit of growth in auto, mortgage and student loans, and improved loan yields. Noninterest income remained relatively stable compared to fourth quarter 2014, driven by a $17 million increase in mortgage banking fees, which included a $10 million gain on the sale of a $273 million portfolio of conforming loans, as well as improvement in overall origination volumes. Results also reflected lower service charges and other fees and card fees due to seasonality, as well as customer-behavior trends on service charges. Noninterest expense of $596 million decreased $15 million from fourth quarter 2014, as a reduction in outside services, equipment, advertising and employee benefits was partially offset by seasonally higher payroll taxes and incentives as well as higher insurance and tax expense from unusually low fourth quarter levels. Provision for credit losses of $63 million remained relatively stable.

Compared with first quarter 2014, net income increased $29 million as a reduction in noninterest expense and provision for credit losses more than offset the impact of lower revenue. First quarter 2014 results included an estimated $31 million in revenue and $20 million in expense associated with the Chicago Divestiture. Consumer Banking total revenue before the effect of the Chicago Divesture increased $28 million driven by a $17 million increase in net interest income and an $11 million increase in noninterest income. Net interest income results reflect strong loan growth particularly in auto and student, partially offset by the effect of the relatively persistent low-rate environment. Noninterest income results before the impact of the Chicago Divestiture were driven by strength in mortgage banking, including the impact of the conforming mortgage sale gain, and higher service charges and fees driven by the first quarter 2014 launch of the One Deposit product. Noninterest expense before the estimated impact of the Chicago Divestiture decreased $22 million, largely reflecting our focus on improving efficiency which more than offset continued investment in the business to drive further growth. Provision for credit losses of $63 million decreased $7 million, or 10%, from first quarter 2014, largely reflecting continued improvement in credit quality.

Citizens Financial Group, Inc.

Commercial Banking Segment				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14			1Q14
				$		%	$		%
Net interest income	$276	$283	$256	$(7)		(2)%	$20		8%
Noninterest income	100	111	107	(11)		(10)	(7)		(7)

Total revenue	376	394	363	(18)		(5)	13		4
Noninterest expense	173	180	153	(7)		(4)	20		13

Pre-provision profit	203	214	210	(11)		(5)	(7)		(3)
Provision for credit losses	(21)	1	(5)	(22)		NM	(16)		NM

Income before income tax expense	224	213	215	11		5	9		4
Income tax expense	77	73	74	4		5	3		4

Net income	$147	$140	$141	$7		5%	$6		4%

Average balances

Total loans and leases (1)	$40,241	$38,926	$36,577	$1,315		3%	$3,664		10%
Total deposits (1)	21,932	22,500	17,440	(568)		(3)%	4,492		26%

Key metrics

ROTCE (2)*	13.2%	12.8%	14.2%	39	bps		(102	)bps
Efficiency ratio*	46%	45%	42%	53	bps		388	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $147 million in first quarter 2015 increased $7 million, or 5%, from fourth quarter 2014. A reduction in provision for credit losses and lower noninterest expense more than offset a decline in total revenue, which largely reflects a seasonally strong prior quarter, as well as the continued effect of the low-interest rate environment. Net interest income of $276 million declined $7 million, or 2%, driven by lower yields, despite a $1.3 billion increase in average loans led by Industry Verticals, Middle Market, Mid-Corporate, Commercial Real Estate, and Franchise Finance lines of business. Noninterest income decreased $11 million, or 10%, from seasonally strong fourth quarter 2014 levels, reflecting a reduction in interest rate products, capital markets, leasing and foreign exchange and trade finance fees. Noninterest expense decreased $7 million, or 4%, from fourth quarter 2014, primarily due to lower regulatory costs, depreciation expense on leased equipment, and outside services partially offset by higher insurance and tax expense and seasonally higher salaries and employee benefits expense. Provision for credit losses reflects a $21 million benefit in the quarter related to recoveries.

Compared to first quarter 2014, net income increased $6 million, or 4%, as the benefit of a $13 million increase in total revenue and a $16 million decrease in provision for credit losses was partially offset by a $20 million increase in noninterest expense. Net interest income increased $20 million, or 8%, from first quarter 2014, reflecting the benefit of a $3.7 billion increase in average loans and leases, driven by strength in Commercial Real Estate, Industry Verticals, Mid-Corporate, and Franchise Finance, partially offset by yield compression. Noninterest income decreased $7 million, or 7%, from first quarter 2014 as strength in capital markets fees were more than offset by a decline in leasing income from unusually high first quarter 2014 levels, as well as lower interest rate products fees. Noninterest expense increased $20 million, or 13%, from first quarter 2014, reflecting increased salary and benefits costs associated with continued sales force expansion, as well as higher insurance and tax expense. Provision for credit losses decreased $16 million from first quarter 2014, reflecting higher recoveries on prior period charge-offs.

Citizens Financial Group, Inc.

Other(1)				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
				$	%	$	%
Net interest income (expense)	$27	$21	$15	$6	29%	$12	80%
Noninterest income	28	10	32	18	NM	(4)	(13)

Total revenue	55	31	47	24	77	8	17
Noninterest expense	41	33	19	8	24	22	116

Pre-provision profit (loss)	14	(2)	28	16	NM	(14)	(50)
Provision for credit losses	16	7	56	9	129	(40)	(71)

Income (loss) before income tax expense (benefit)	(2)	(9)	(28)	7	78	26	93
Income tax expense (benefit)	(3)	(14)	(21)	11	79	18	86

Net income (loss)	$1	$5	$(7)	$(4)	(80)%	$8	114%

Average balances

Total loans and leases (2)	$3,784	$4,001	$4,620	$(217)	(5)%	$(836)	(18)%
Total deposits	6,195	5,923	3,387	272	5%	2,808	83%

[1]	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
[2]	Includes held for sale.

Other segment recorded net income of $1 million in first quarter 2015, compared with $5 million in fourth quarter 2014, reflecting the benefit of higher total revenue, partially offset by higher noninterest expense and provision for credit losses. Net interest income of $27 million increased $6 million from the prior quarter and included the benefit of lower hedging costs. Noninterest income of $28 million increased $18 million from fourth quarter 2014, reflecting an increase in securities gains and a change in low-income housing investment portfolio accounting, which is offset in income tax expense. Noninterest expense increased $8 million, driven by higher incentives expense and insurance and tax expense, partially offset by lower restructuring charges and special items. Provision for credit losses of $16 million in first quarter 2015 included a $4 million reserve build, compared with $7 million of provision for credit losses in fourth quarter 2014, which included an $8 million reserve release.

Compared with the first quarter of 2014, net income improved from a net loss of $7 million, driven by lower provision expense. Net interest income increased $12 million and included the benefit of lower hedging costs. Noninterest income decreased $4 million, as a reduction in securities gains was partially offset by the $5 million impact of a change in low-income housing portfolio accounting, which increased income tax expense by the same amount. Noninterest expense increased $22 million, driven by higher restructuring charges and special items, increased insurance and tax expense and higher incentives expense. Provision for credit losses decreased $40 million from the first quarter 2014, which included a reserve build of $34 million.

Citizens Financial Group, Inc.

Consolidated balance sheet review(1)

				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14			1Q14
				$		%	$	%
Total assets	$136,535	$132,857	$126,892	$3,678		3%	$9,643	8%
Loans and leases and loans held for sale	94,870	93,691	88,462	1,179		1	6,408	7
Deposits and deposits held for sale	98,990	95,707	92,650	3,283		3	6,340	7
Average interest-earning assets (quarterly)	121,342	118,730	112,505	2,612		2	8,837	8
Tangible common equity*	$13,117	$12,806	$12,925	311		2	192	1
Loan-to-deposit ratio (period-end)(2)	95.8%	97.9%	95.5%	(205	) bps		36 bps
Common equity tier 1 risk-based capital ratio (3)	12.2	12.4	13.4
Total risk-based capital ratio(3)	15.5%	15.8%	16.0%

[1]	Represents period-end unless otherwise noted.
[2]	Includes loans held for sale and deposits held for sale.
[3]	Current reporting period regulatory capital ratios are preliminary. Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume that certain definitions impacting qualifying Basel III capital, will phase in through 2018. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Total assets of $136.5 billion increased $3.7 billion, or 3%, from December 31, 2014, driven by a $2.6 billion increase in investments and interest-bearing deposits, largely in Federal Reserve Bank deposits, and a $1.1 billion, or 1%, increase in loans and leases. Total assets increased $9.6 billion, or 8%, from March 31, 2014, largely reflecting a $2.7 billion increase in investments and interest-bearing deposits, and a $7.4 billion, or 9%, increase in loans and leases.

Average interest-earning assets of $121.3 billion in first quarter 2015 increased $2.6 billion, or 2%, from the prior quarter, driven by a $1.2 billion increase in commercial loans and leases, and a $664 million increase in retail loans. Commercial loan growth was driven by strength in Industry Verticals, Middle Market and Mid-Corporate businesses and included the benefit of a fourth quarter 2014 acquisition of an oil and gas portfolio from RBS. Retail loan growth was driven by higher auto, student and residential mortgage balances, which were partially offset by lower home equity balances and a reduction in the non-core portfolio. Average interest-earning assets increased $8.8 billion, or 8%, from first quarter 2014, as a $4.0 billion increase in retail loans driven by growth in auto, mortgage, and student loan balances, a $3.8 billion increase in commercial loans and leases, and a $1.9 billion increase in investments and interest-bearing deposits, were partially offset by lower home equity loan and line outstandings and a reduction in the non-core loan portfolio.

Citizens Financial Group, Inc.

Interest-earning assets

				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$29,751	$27,151	$27,046	$2,600	10%	$2,705	10%
Loans and leases
Commercial loans and leases	43,982	43,226	40,075	756	2	3,907	10
Retail loans	50,512	50,184	47,008	328	1	3,504	7
Total loans and leases	94,494	93,410	87,083	1,084	1	7,411	9
Loans held for sale	322	256	131	66	26	191	146
Other loans held for sale	54	25	1,248	29	116	(1,194)	(96)
Total loans and leases and loans held for sale	94,870	93,691	88,462	1,179	1	6,408	7

Total period-end interest-earning assets	$124,621	$120,842	$115,508	$3,779	3%	$9,113	8%

Average interest-earning assets
Investments and interest-bearing deposits	$27,057	$26,452	$25,154	$605	2	$1,903	8
Loans and leases
Commercial loans and leases	43,506	42,263	39,729	1,243	3	3,777	10
Retail loans	50,446	49,782	46,403	664	1	4,043	9
Total loans and leases	93,952	92,045	86,132	1,907	2	7,820	9
Loans held for sale	242	213	127	29	14	115	91
Other loans held for sale	91	20	1,092	71	355	(1,001)	(92)
Total loans and leases and loans held for sale	94,285	92,278	87,351	2,007	2	6,934	8

Total average interest-earning assets	$121,342	$118,730	$112,505	$2,612	2%	$8,837	8%

Investments and interest-bearing deposits of $29.8 billion as of March 31, 2015 increased $2.6 billion from December 31, 2014, largely reflecting strong deposit growth. Compared with March 31, 2014, investments and interest-bearing deposits increased $2.7 billion, or 10%. At the end of first quarter 2015 the average effective duration of the securities portfolio decreased to 3.1 years, compared with 3.5 years at December 31, 2014, and 4.3 years at March 31, 2014, largely reflecting a decrease in long-term rates, which drove increased prepayment speeds. During the first quarter 2015 we repositioned a portion of our agency mortgage-backed securities portfolio which modestly extended duration while generating $8 million of securities gains.

Period-end loans and leases of $94.5 billion at March 31, 2015 increased $1.1 billion from $93.4 billion at December 31, 2014, and increased $7.4 billion from $87.1 billion at March 31, 2014. The linked quarter increase was driven by a $756 million increase in commercial loans and leases and a $328 million increase in retail loans. Commercial loan and lease growth reflects commercial loan growth of $818 million, on strength in Mid-Corporate, Industry Verticals and Franchise Finance, and modest growth in Commercial Real Estate loans offset by lower lease outstandings. Retail loan growth was driven by a $596 million increase in student and a $473 million increase in auto, partially offset by decreases in residential mortgage, home equity outstandings, including continued runoff in the non-core portfolio. During the quarter we purchased $393 million of auto loans and $261 million of student loans and sold $273 million of residential mortgages and $111 million of commercial leases.

Compared with March 31, 2014, period-end loans and leases increased $7.4 billion, reflecting a $3.9 billion increase in commercial loans and leases and a $3.5 billion increase in retail loans. Commercial loan growth was driven by growth in our Commercial Real Estate, Industry Verticals, Mid-Corporate and Franchise Finance businesses. Retail loan growth was driven by a $3.2 billion increase in auto and a $1.7 billion increase in residential mortgage, partially offset by a $1.7 billion decrease in home equity outstandings, including continued runoff in the non-core portfolio.

Citizens Financial Group, Inc.

Average loans and leases of $94.0 billion increased $1.9 billion from fourth quarter 2014, driven by higher commercial, auto, student and residential mortgage balances. Results also reflected a $177 million decrease in the non-core loan portfolio. Compared with first quarter 2014, average loans and leases increased $7.8 billion, driven by commercial loan growth, and an increase in residential mortgage, auto and student loans, which were partially offset by a decrease in home equity outstandings and a $729 million reduction in the non-core loan portfolio.

Deposits

				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
				$	%	$	%
Period-end deposits
Demand deposits	$26,670	$26,086	$25,681	$584	2%	$989	4%
Checking with interest	16,738	16,394	13,694	344	2	3,044	22
Savings	8,398	7,824	7,899	574	7	499	6
Money market accounts	34,543	33,345	30,689	1,198	4	3,854	13
Term deposits	12,641	12,058	9,499	583	5	3,142	33

Total deposits	98,990	95,707	87,462	3,283	3	11,528	13
Deposits held for sale	—	—	5,188	—	NM	(5,188)	(100)

Total deposits and deposits held for sale	$98,990	$95,707	$92,650	$3,283	3%	$6,340	7%

Average deposits
Total average deposits	$95,645	$94,797	$86,366	$848	1%	$9,279	11%

Period-end total deposits at March 31, 2015 of $99.0 billion increased $3.3 billion, or 3%, from December 31, 2014, as a result of growth in every category, with particular strength in money market. Compared with March 31, 2014, period-end total deposits increased $11.5 billion, or 13%, driven by growth in money market, term deposits and checking with interest. Period-end deposits held for sale at March 31, 2015 decreased $5.2 billion from March 31, 2014, reflecting the impact of the Chicago Divestiture. First quarter 2015 average deposits of $95.6 billion increased $848 million from fourth quarter 2014, and $9.3 billion from first quarter 2014, given growth in every category and particular strength in term deposits.

Borrowed funds

				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$4,421	$4,276	$6,080	$145	3%	$(1,659)	(27)%
Other short-term borrowed funds	7,004	6,253	4,950	751	12	2,054	41
Long-term borrowed funds	3,904	4,642	1,403	(738)	(16)	2,501	178

Total borrowed funds	$15,329	$15,171	$12,433	$158	1	$2,896	23

Average borrowed funds	$15,506	$14,028	$10,749	$1,478	11%	$4,757	44%

Total borrowed funds of $15.3 billion at March 31, 2015 increased $158 million from December 31, 2014, largely due to an increase in securities sold under agreement to repurchase, offset by a decrease in Federal Funds purchased. Compared with March 31, 2014, total borrowed funds increased $2.9 billion as we utilized borrowing capacity to fund balance sheet growth and replace deposits sold in connection with the Chicago Divestiture. Average borrowed funds of $15.5 billion increased $1.5 billion from fourth quarter 2014, and increased $4.8 billion from first quarter 2014.

Citizens Financial Group, Inc.

Capital(1)				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14		1Q14
				$	%	$	%
Period-end capital
Common stockholder’s equity	$19,564	$19,268	$19,442	$296	2%	$122	1%
Tangible common equity*	$13,117	$12,806	$12,925	$311	2%	$192	1%
Common equity tier 1 risk-based capital ratio(1)(2)	12.2%	12.4%	13.4%
Total risk-based capital ratio(1)(2)	15.5	15.8	16.0
Tier 1 leverage ratio(1)(2)	10.5	10.6	11.4

[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume that certain definitions impacting qualifying Basel III capital, will phase in through 2018. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015. Pro forma Basel III ratios were 12.1% at December 31, 2014, and 13.1% at March 31, 2015.

On January 1, 2015, we adopted the Basel III capital framework and standardized approach for calculating risk-weighted assets. The Basel III capital rules replace tier 1 common equity and the associated tier 1 common equity ratio with common equity tier 1 capital (“CET1”) and the CET1 risk-based capital ratio. At March 31, 2015, Basel III Capital ratios on a transitional basis remained well in excess of applicable regulatory requirements, with a total risk-based capital ratio of 15.5%, and a CET1 risk-based capital ratio of 12.2% compared with pro forma Basel III CET1 of 12.1% at December 31, 2014, and 13.1% at March 31, 2014. Our capital ratios continue to reflect progress against our objective to realign our capital profile to achieve a profile more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy, and risk appetite.

Credit quality review				1Q15 change from
($s in millions)	1Q15	4Q14	1Q14	4Q14			1Q14
				$		%	$		%
Nonperforming loans and leases	$1,136	$1,101	$1,363	$35		3%	$(227)		(17)%
Accruing loans past due 90 days or more	9	8	42	1		13	(33)		(79)
Net charge-offs	54	80	87	(26)		(33)	(33)		(38)
Provision for credit losses	58	72	121	(14)		(19)	(63)		(52)
Allowance for loan and lease losses	$1,202	$1,195	$1,259	$7		1%	$(57)		(5)%
Total nonperforming loans and leases as a % of total loans and leases	1.20%	1.18%	1.57%	2	bps		(37	)bps
Net charge-offs as % of total loans and leases	0.23	0.35	0.41	(12	)bps		(18	)bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	105.75%	108.51%	92.34%	(276	)bps		1,341	bps

Credit quality during the quarter remained strong, with relatively low levels of charge-offs and nonperforming loans and leases. Nonperforming loans and leases of $1.1 billion at March 31, 2015 increased $35 million from December 31, 2014, as a $41 million increase in retail products was partially offset by a $6 million decrease in commercial products. Nonperforming loans and leases to total loans and leases of 1.20% at March 31, 2015 remained relatively stable compared to 1.18% at December 31, 2014, and decreased 37 basis points from 1.57% at March 31, 2014. Nonperforming loans and leases of $1.1 billion decreased $227 million, or 17%, from first quarter 2014, largely driven by improvement in home equity, commercial real estate and residential mortgages.

Nonperforming non-core loans totaled $171 million in first quarter 2015, compared with $184 million in fourth quarter 2014, and $225 million in first quarter 2014. Nonperforming non-core loans to total non-core loans of 6.0% at March 31, 2015,

Citizens Financial Group, Inc.

compared with 6.1% at December 31, 2014, and 6.3% at March 31, 2014. Troubled debt restructured loans (“TDRs”) of $1.4 billion remained relatively stable with December 31, 2014 levels, and included $1.2 billion of retail loans and $164 million of commercial loans. Performing TDRs represented 66% of total TDRs as of March 31, 2015, compared with 69% as of December 31, 2014, and 60% as of March 31, 2014.

Net charge-offs of $54 million, or 23 basis points of total loans and leases, in first quarter 2015 decreased $26 million from $80 million, or 35 basis points, in fourth quarter 2014. Retail product net charge-offs of $76 million remained relatively stable with fourth quarter 2014 levels. Commercial net recoveries were $22 million in first quarter 2015, and included one large recovery of $15 million. This compares with commercial net charge-offs of $2 million in fourth quarter 2014. Overall results included non-core net charge-offs of $11 million in first quarter 2015, compared with $15 million in fourth quarter 2014, and $25 million in first quarter 2014. Annualized non-core net charge-offs to total average non-core loans and leases of 1.42% in first quarter 2015, compared with 1.92% in fourth quarter 2014, and 2.72% in first quarter 2014.

Provision for credit losses of $58 million in first quarter 2015 decreased $14 million from fourth quarter 2014, as the benefit of continued improvement in asset quality, reduction in underlying net charge-offs, and a commercial recovery was somewhat offset by the effect of loan growth. First quarter 2015 results included a $4 million reserve build, compared with an $8 million reserve release in fourth quarter 2014. Provision for credit losses decreased $63 million from first quarter 2014, reflecting improved credit quality and the effects of the commercial recovery. The total provision for credit losses includes the provision for loan and lease losses as well as the provision for unfunded commitments.

The allowance for loan and lease losses of $1.2 billion remained relatively stable compared to fourth quarter 2014, and decreased $57 million, or 5%, from first quarter 2014, reflecting continued improvement in overall credit quality. Allowance for loan and lease losses to total loans and leases was 1.27% as of March 31, 2015, compared with 1.28% as of December 31, 2014, and 1.45% as of March 31, 2014. Allowance for loan and lease losses to non-performing loans and leases ratio was 106% as of March 31, 2015, compared with 109% as of December 31, 2014, and 92% as of March 31, 2014.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:	Jim Hughes - 781.751.5404

Investors:	Ellen A. Taylor - 203.897.4240

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am EDT

Dial-in:	Individuals may call in by dialing (800) 230-1074, conference ID 352439

Webcast/Presentation:	The live webcast will be available at http://investor.citizensbank.com, under Events

Replay Information:	A replay of the conference call will be available beginning at 10:30 am EDT on April 22 through May 22. Please dial (800) 475-6701 and enter access code 352439. The webcast replay will be available at http://investor.citizensbank.com.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $136.5 billion in assets as of March 31, 2015. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Citizens Financial Group, Inc.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude restructuring charges and/or special items, which are usually included, where applicable, in the financial results presented in accordance with GAAP. Restructuring charges and special items include expenses related to our efforts to improve processes and enhance efficiencies, as well as rebranding, separation from RBS and regulatory expenses.

The non-GAAP measures set forth below include “total revenue”, “noninterest income”, “ noninterest expense”, “pre-provision profit”, “income before income tax expense (benefit)”, “income tax expense (benefit)”, “net income (loss)”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “amortization of software”, “other operating expense”, “net income (loss) per average common share”, “return of average common equity” and “return on average total assets”. In addition, we present computations for “tangible book value per common share”, “return on average tangible common equity”, “return on average total tangible assets” and “efficiency ratio” as part of our non-GAAP measures. Additionally, “pro forma Basel III fully phased-in common equity tier 1 capital” computations for periods prior to 1Q15 are presented as part of our non-GAAP measures.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

Prior to first quarter 2015, we also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS
		1Q15	4Q14	3Q14	2Q14	1Q14
Noninterest income, excluding special items:
Noninterest income (GAAP)	A	$347	$339	$341	$640	$358
Less: Special items - Chicago gain		—	—	—	288	—

Noninterest income, excluding special items (non-GAAP)	B	$347	$339	$341	$352	$358

Total revenue, excluding special items:
Total revenue (GAAP)	C	$1,183	$1,179	$1,161	$1,473	$1,166
Less: Special items - Chicago gain		—	—	—	288	—

Total revenue, excluding special items (non-GAAP)	D	$1,183	$1,179	$1,161	$1,185	$1,166

Noninterest expense, excluding restructuring charges and special items:
Noninterest expense (GAAP)	E	$810	$824	$810	$948	$810
Less: Restructuring charges and special items	LL	10	33	21	115	—

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$800	$791	$789	$833	$810

Net income, excluding restructuring charges and special items:
Net income (GAAP)	G	$209	$197	$189	$313	$166
Add: Restructuring charges and special items, net of income tax expense (benefit)		6	20	13	(108)	—

Net income, excluding restructuring charges and special items (non-GAAP)	H	$215	$217	$202	$205	$166

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,407	$19,209	$19,411	$19,607	$19,370
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	H/I	4.49%	4.48%	4.14%	4.19%	3.48%

Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,407	$19,209	$19,411	$19,607	$19,370
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		5	6	6	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		422	403	384	369	351

Average tangible common equity (non-GAAP)	J	$12,948	$12,730	$12,913	$13,093	$12,838

Return on average tangible common equity (non-GAAP)	G/J	6.53%	6.12%	5.81%	9.59%	5.24%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	H/J	6.73%	6.76%	6.22%	6.28%	5.24%

Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$133,325	$130,671	$128,691	$127,148	$123,904
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	H/K	0.65%	0.66%	0.62%	0.65%	0.54%

Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$133,325	$130,671	$128,691	$127,148	$123,904
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		5	6	6	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		422	403	384	369	351

Average tangible assets (non-GAAP)	L	$126,866	$124,192	$122,193	$120,634	$117,372

Return on average total tangible assets (non-GAAP)	G/L	0.67%	0.63%	0.61%	1.04%	0.57%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	H/L	0.69%	0.69%	0.66%	0.68%	0.57%

Citizens Financial Group, Inc.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS
		1Q15	4Q14	3Q14	2Q14	1Q14
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Net interest income (GAAP)		$836	$840	$820	$833	$808
Add: Noninterest income (GAAP)		347	339	341	640	358

Total revenue (GAAP)	C	$1,183	$1,179	$1,161	$1,473	$1,166

Efficiency ratio (non-GAAP)	E/C	68.49%	69.88%	69.84%	64.33%	69.43%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	F/D	67.65%	67.11%	68.02%	70.23%	69.43%

Tangible book value per common share:
Common shares - at end of period (GAAP)	M	547,490,812	545,884,519	559,998,324	559,998,324	559,998,324
Stockholders’ equity (GAAP)		$19,564	$19,268	$19,383	$19,597	$19,442
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Other intangible assets (GAAP)		5	6	6	7	7
Add: Deferred tax liabilities related to goodwill (GAAP)		434	420	399	384	366

Tangible common equity (non-GAAP)	N	$13,117	$12,806	$12,900	$13,098	$12,925

Tangible book value per common share (non-GAAP)	N/M	23.96	23.46	23.04	23.39	23.08

Net income per average common share - basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding - basic (GAAP)	O	546,291,363	546,810,009	559,998,324	559,998,324	559,998,324
Average common shares outstanding - diluted (GAAP)	P	549,798,717	550,676,298	560,243,747	559,998,324	559,998,324
Net income applicable to common stockholders (GAAP)	Q	$209	$197	$189	$313	$166
Net income per average common share - basic (GAAP)	Q/O	0.38	0.36	0.34	0.56	0.30
Net income per average common share - diluted (GAAP)	Q/P	0.38	0.36	0.34	0.56	0.30
Net income applicable to common stockholders, excluding restructuring charges and special items (non-GAAP)	R	215	217	202	205	166
Net income per average common share - basic, excluding restructuring charges and special items (non-GAAP)	R/O	0.39	0.40	0.36	0.37	0.30

Net income per average common share - diluted, excluding restructuring charges and special items (non-GAAP)	R/P	0.39	0.39	0.36	0.37	0.30

Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1] :
Common equity tier 1 (regulatory)		$13,360	$13,173	$13,330	$13,448	$13,460
Less: Change in DTA and other threshold deductions (GAAP)		(3)	(6)	(5)	(7)	(7)

Pro forma Basel III fully phased-in common equity tier 1 (non-GAAP)	S	$13,357	$13,179	$13,335	$13,455	$13,467

Risk-weighted assets (regulatory general risk weight approach)		$109,786	$105,964	$103,207	$101,397	$100,368
Add: Net change in credit and other risk-weighted assets (regulatory)		242	2,882	3,207	2,383	2,450

Basel III standardized approach risk-weighted assets (non-GAAP)	T	$110,028	$108,846	$106,414	$103,780	$102,818

Pro forma Basel III fully phased-in common equity tier 1 capital ratio (non-GAAP)[1]	S/T	12.1%	12.1%	12.5%	13.0%	13.1%

Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)	U	$419	$397	$409	$467	$405
Less: Restructuring charges and special items		(1)	1	—	43	—

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)	V	$420	$396	$409	$424	$405

[1]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2018, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Citizens Financial Group, Inc.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					1Q15 v 1Q14
		1Q15	4Q14	3Q14	2Q14	1Q14	% Change
Outside services, excluding restructuring charges and special items:
Outside services (GAAP)	W	$79	$106	$106	$125	$83
Less: Restructuring charges and special items		8	18	19	41	—

Outside services, excluding restructuring charges and special items (non-GAAP)	X	$71	$88	$87	$84	$83

Occupancy, excluding restructuring charges and special items:
Occupancy (GAAP)	Y	$80	$81	$77	$87	$81
Less: Restructuring charges and special items		2	5	2	9	—

Occupancy, excluding restructuring charges and special items (non-GAAP)	Z	$78	$76	$75	$78	$81

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)	AA	$63	$63	$58	$65	$64
Less: Restructuring charges and special items		1	1	—	3	—

Equipment expense, excluding restructuring charges and special items (non-GAAP)	BB	$62	$62	$58	$62	$64

Amortization of software, excluding restructuring charges and special items:
Amortization of software	CC	$36	$43	$38	$33	$31
Less: Restructuring charges and special items		—	6	—	—	—

Amortization of software, excluding restructuring charges and special items (non-GAAP)	DD	$36	$37	$38	$33	$31

Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)	EE	$133	$134	$122	$171	$146
Less: Restructuring charges and special items		—	2	—	19	—

Other operating expense, excluding restructuring charges and special items (non-GAAP)	FF	$133	$132	$122	$152	$146

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,183	$1,179	$1,161	$1,185	$1,166
Less: Noninterest expense, excluding restructuring charges and special items (non- GAAP)	F	800	791	789	833	810

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)	GG	$383	$388	$372	$352	$356

Income before income tax expense (benefit), excluding restructuring charges and special items:
Income before income tax expense (GAAP)	HH	$315	$283	$274	$476	$235
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		(10)	(33)	(21)	173	—

Income before income tax expense, excluding restructuring charges and special items (non-GAAP)	II	$325	$316	$295	$303	$235

Income tax expense, excluding restructuring charges and special items:
Income tax expense (GAAP)	JJ	$106	$86	$85	$163	$69
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		(4)	(13)	(8)	65	—

Income tax expense, excluding restructuring charges and special items (non-GAAP)	KK	$110	$99	$93	$98	$69

Restructuring charges and special expense items include:
Restructuring charges		$1	$10	$1	$103	$0
Special items		9	23	20	12	0

Restructuring charges and special expense items	LL	$10	$33	$21	$115	$0

Net interest income, excluding the effect of Chicago Divesture:
Net interest income (GAAP)					833	808
Less: Estimated effect of Chicago Divesture					13	13

Net interest income, excluding effect of Chicago Divesture (non-GAAP)	MM				$820	$795

Operating leverage, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,183				$1,166	1.5%
Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	800				810	(1.2)%

Operating leverage, excluding restructuring charges and special items (non-GAAP)	NN						2.7%

Citizens Financial Group, Inc.

Non-GAAP Reconciliation - Segments

$s in millions

		Three Months Ended March 31,				Three Months Ended December 31,
		2015				2014
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$61	$147	$1	$209	$52	$140	$5	$197

Return on average tangible common equity
Average common equity (GAAP)	B	$4,649	$4,526	$10,232	$19,407	$4,756	$4,334	$10,119	$19,209
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	422	422	—	—	403	403

Average tangible common equity (non-GAAP)	C	$4,649	$4,526	$3,773	$12,948	$4,756	$4,334	$3,640	$12,730

Return on average tangible common equity (non-GAAP)	A/C	5.30%	13.15%	NM	6.53%	4.30%	12.76%	NM	6.12%

Return on average total tangible assets
Average total assets (GAAP)	D	$51,602	$41,606	$40,117	$133,325	$50,546	$40,061	$40,064	$130,671
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	422	422	—	—	403	403

Average tangible assets (non-GAAP)	E	$51,602	$41,606	$33,658	$126,866	$50,546	$40,061	$33,585	$124,192

Return on average total tangible assets (non-GAAP)	A/E	0.48%	1.43%	NM	0.67%	0.40%	1.38%	NM	0.63%

Efficiency ratio
Noninterest expense (GAAP)	F	$596	$173	$41	$810	$611	$180	$33	$824
Net interest income (GAAP)		533	276	27	836	536	283	21	840
Noninterest income (GAAP)		219	100	28	347	218	111	10	339

Total revenue	G	$752	$376	$55	$1,183	$754	$394	$31	$1,179

Efficiency ratio (non-GAAP)	F/G	79.25%	46.01%	NM	68.49%	81.09%	45.48%	NM	69.88%

		Three Months Ended September 30,				Three Months Ended June 30,
		2014				2014
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$54	$139	($4)	$189	$44	$141	$128	$313

Return on average tangible common equity
Average common equity (GAAP)	B	$4,685	$4,205	$10,521	$19,411	$4,640	$4,129	$10,838	$19,607
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	384	384	—	—	369	369

Average tangible common equity (non-GAAP)	C	$4,685	$4,205	$4,023	$12,913	$4,640	$4,129	$4,324	$13,093

Return on average tangible common equity (non-GAAP)	A/C	4.57%	13.10%	NM	5.81%	3.87%	13.78%	NM	9.59%

Return on average total tangible assets
Average total assets (GAAP)	D	$49,012	$38,854	$40,825	$128,691	$48,556	$38,022	$40,570	$127,148
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	384	384	—	—	369	369

Average tangible assets (non-GAAP)	E	$49,012	$38,854	$34,327	$122,193	$48,556	$38,022	$34,056	$120,634

Return on average total tangible assets (non-GAAP)	A/E	0.44%	1.42%	NM	0.61%	0.37%	1.50%	NM	1.04%

Efficiency ratio
Noninterest expense (GAAP)	F	$609	$162	$39	$810	$655	$157	$136	$948
Net interest income (GAAP)		532	270	18	820	546	264	23	833
Noninterest income (GAAP)		226	104	11	341	236	107	297	640

Total revenue	G	$758	$374	$29	$1,161	$782	$371	$320	$1,473

Efficiency ratio (non-GAAP)	F/G	80.42%	43.35%	NM	69.84%	83.61%	42.36%	NM	64.33%

		Three Months Ended March 31,
		2014
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$32	$141	($7)	$166

Return on average tangible common equity
Average common equity (GAAP)	B	$4,568	$4,023	$10,779	$19,370
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	351	351

Average tangible common equity (non-GAAP)	C	$4,568	$4,023	$4,247	$12,838

Return on average tangible common equity (non-GAAP)	A/C	2.81%	14.17%	NM	5.24%

Return on average total tangible assets
Average total assets (GAAP)	D	$47,610	$36,955	$39,339	$123,904
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	351	351

Average tangible assets (non-GAAP)	E	$47,610	$36,955	$32,807	$117,372

Return on average total tangible assets (non-GAAP)	A/E	0.27%	1.54%	NM	0.57%

Efficiency ratio
Noninterest expense (GAAP)	F	$638	$153	$19	$810
Net interest income (GAAP)		537	256	15	808
Noninterest income (GAAP)		219	107	32	358

Total revenue	G	$756	$363	$47	$1,166

Efficiency ratio (non-GAAP)	F/G	84.39%	42.13%	NM	69.43%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•	management’s ability to identify and manage these and other risks; and

•	any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by The Royal Bank of Scotland Group plc (RBS).

Citizens Financial Group, Inc.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. In addition, the timing and manner of the sale of RBS’s remaining ownership of our common stock remains uncertain, and we have no control over the manner in which RBS may seek to divest such remaining shares. Any such sale would impact the price of our shares of common stock.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission on March 3, 2015.

Note: Percentage changes, per share amounts, and ratios presented in this document are calculated using whole dollars.

CFG-IR